Exhibit 99.1

Contact Information:

Weight Watchers International, Inc.	Brainerd Communicators, Inc.
John Sweeney, CFA	Corey Kinger
Director of Investor Relations / Financial Analysis	(212) 986-6667
(516) 390-1526

WEIGHT WATCHERS ANNOUNCES FIRST QUARTER 2005 RESULTS

WOODBURY, N.Y., May 5, 2005 – Weight Watchers International, Inc. (NYSE: WTW) today announced results for the first quarter ended April 2, 2005.

Weight Watchers International, Inc., Consolidated

For the first quarter of 2005, net revenues increased 17.3% to $330.0 million. Net income was $51.6 million, up from $36.8 million in the first quarter of 2004.  Fully-diluted earnings per share were $0.49 versus $0.34 in the prior year period.

Included in this quarter’s consolidated financials are results of WeightWatchers.com, Inc. our affiliate and licensee, as required by our adoption at the end of the first quarter of 2004 of FASB’s Interpretation, FIN 46R, Consolidation of Variable Interest Entities.  Accordingly, we are providing financial results both on a consolidated basis and excluding the impact of the consolidation of WeightWatchers.com, Inc.

Weight Watchers International, Inc., Results Excluding FIN 46R Impact of Consolidation

On a stand-alone basis, Weight Watchers International, Inc.’s revenues for the first quarter of 2005 were $306.4 million, up 8.9% from $281.4 million in the first quarter of 2004.  Net income was $55.0 million, compared to $48.7 million in the prior year period.  Fully-diluted earnings per share increased to $0.53 in first quarter of 2005 compared to $0.45 for the first quarter 2004.  The first quarter of 2005 benefited $0.03 from an unscheduled debt payment from WeightWatchers.com, Inc. and the first quarter of 2004 included a $0.02 charge related to the early extinguishment of debt.

Commenting on the Company’s results, President and Chief Executive Officer, Linda Huett said, “Overall, I am pleased with our first quarter results and believe that they signal the return of this Company to its more traditional growth trajectory.”

For Fiscal 2005, the Company now expects to earn between $1.88 and $1.98 per fully diluted share, excluding the impact of FIN 46R.  This guidance includes the $0.03 benefit received in the first quarter relating to the unscheduled debt payment from WeightWatchers.com, Inc., which was not included in previous guidance.

First Quarter Conference Call

The Company has scheduled a conference call today at 5:00 p.m. EDT.  During the conference call, Linda A. Huett, President and CEO, and Ann M. Sardini, CFO, will discuss first quarter results and answer questions from the investment community. Live audio of the conference call will be webcast at http://www.weightwatchersinternational.com.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight loss services, operating in 30 countries through a network of company-owned and franchise operations. Weight Watchers holds over 46,000 weekly meetings where members receive group support and education about healthy eating patterns, behavior modification and physical activity. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the company pursuant to United States securities laws contain discussions of these risks and uncertainties. Weight Watchers International assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review our filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at http://www.sec.gov, at various SEC reference facilities in the United States and via the company’s website at http://www.weightwatchersinternational.com).

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WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

	April 2, 2005	January 1, 2005

ASSETS
Current assets	$135.3	$125.8
Property and equipment, net	16.5	17.5
Goodwill, franchise rights and other intangible assets, net	587.8	588.0
Deferred income taxes	75.4	78.0
Deferred financing costs, other	6.5	6.9
TOTAL ASSETS	$821.5	$816.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$183.5	$152.7
Long-term debt	388.4	466.1
Other	0.8	1.0

TOTAL LIABILITIES	572.7	619.8

Shareholders’ equity	248.8	196.4

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$821.5	$816.2

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended April 2, 2005			Three Months Ended April 3, 2004
	Consolidated Results	Less Impact of FIN 46R	WWI Stand Alone	Consolidated Results	Less Impact of FIN 46R	WWI Stand Alone

Revenues, net	$330.0	$23.6	$306.4	$281.4	$—	$281.4
Cost of revenues	148.1	6.9	141.2	131.0	—	131.0
Gross profit	181.9	16.7	165.2	150.4	—	150.4
Marketing expenses	61.1	7.7	53.4	46.5	—	46.5
Selling, general and administrative expenses	30.8	3.8	27.0	21.7	—	21.7
Operating income	90.0	5.2	84.8	82.2	—	82.2
Interest expense, net	4.7	0.5	4.2	4.4	—	4.4
Other (income) / expense, net	0.6	9.9	(9.3)	(3.8)	—	(3.8)
Early extinguishment of debt	—	—	—	3.3	—	3.3
Income before income taxes and cumulative effect of accounting change	84.7	(5.2)	89.9	78.3	—	78.3
Provision for income taxes	33.1	(1.8)	34.9	29.6	—	29.6
Income before cumulative effect of accounting change	51.6	(3.4)	55.0	48.7	—	48.7
Cumulative effect of accounting change	—	—	—	(11.9)	(11.9)	—
Net income	$51.6	$(3.4)	$55.0	$36.8	$(11.9)	$48.7

Basic Earnings Per Share:
Income before cumulative effect of accounting change	$0.50	$(0.04)	$0.54	$0.46	$—	$0.46
Cumulative effect of accounting change	—	—	—	(0.11)	(0.11)	—
Net income	$0.50	$(0.04)	$0.54	$0.35	$(0.11)	$0.46

Diluted Earnings Per Share:
Income before cumulative effect of accounting change	$0.49	$(0.04)	$0.53	$0.45	$—	$0.45
Cumulative effect of accounting change	—	—	—	(0.11)	(0.11)	—
Net income	$0.49	$(0.04)	$0.53	$0.34	$(0.11)	$0.45

Weighted average common shares outstanding:
Basic	102.7	102.7	102.7	106.0	106.0	106.0
Diluted	104.6	104.6	104.6	108.6	108.6	108.6

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

OPERATIONAL STATISTICS

(IN MILLIONS)

	Three Months Ended
	Apr 2, 2005	Apr 3, 2004

Attendance
North America	9.8	9.9
International	8.2	8.0
Total Attendance	17.9	18.0

Supplemental Attendance Detail
UK	4.0	3.8
CE	3.2	3.2
Other	0.9	1.0
Total International Attendance	8.2	8.0

North America
Meeting Fees	115.4	107.2
Product Sales	44.0	41.7
Total	159.4	148.9

International
Meeting fees	79.8	73.3
Product Sales	45.8	44.7
Total	125.6	118.0

Total WWI Sales
Meeting Fees	195.1	180.5
Product Sales	89.9	86.4
Domestic Franchise Commissions	3.8	4.2
Foreign Franchise Commissions	2.1	1.9
All Other	15.4	8.3
Total WWI Sales	306.4	281.4

Note: Totals may not sum due to rounding.